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                                  EXHIBIT 8.3









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December 11, 2001



Board of Directors
Wayne Savings Bankshares, Inc.
Wayne Savings Bankshares, M.H.C.
Wayne Savings Community Bank
151 North Market Street
Wooster, Ohio 44691

Dear Sirs:

You have asked that we provide our opinion as to the State of Ohio income and franchise tax consequences which will result from the conversion of Wayne Savings Bankshares, M.H.C., a federal mutual holding company into the capital stock form of organization, effectuated pursuant to three integrated transactions more fully described in a Federal Tax Opinion letter delivered to you by Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation, dated 2001.

Our opinions are based on the foregoing description of the facts and may be inapplicable if the actual facts differ from this description in any material respect. Our opinions expressed herein are limited solely to the matters expressly set forth herein and no opinions should be inferred as to any other matters or as to the tax treatment of the transaction discussed herein under the provisions of any section of the Ohio Revised Code thereunder not specifically covered herein that may also be applicable to this transaction. If there is a change in the applicable law or interpretations of the law or regulations, any or all of the opinions expressed herein may become inapplicable. In addition, any such change may in certain cases be applied retroactively, with adverse effect.

Our opinions, which are based on the information contained in that document, as well as on the provisions of the Ohio Revised Code, published administrative guidance, and court decisions as of the date hereof, are as follows:

         1. So long as the conversion of the Mid-Tier Holding Company to a federally chartered interim stock savings association constitutes a transaction described in Internal Revenue Code section 368(a)(1)(F), neither the Mid-Tier Holding Company nor the federally chartered interim stock savings association will recognize gain or loss by reason of the conversion.

         2. So long as the merger of the Mid-Tier Holding Company and the Bank constitutes a transaction described in Internal Revenue Code section 368(a)(1)(A), neither the Mid-Tier Holding Company nor the Bank will recognize gain or loss by reason of the merger.

         3. So long as the merger of the Mid-Tier Holding Company and the Bank constitutes a transaction described in Internal Revenue Code section 368(a)(1)(A), the Mid-Tier Holding Company shareholders will not recognize any gain or loss upon their constructive or actual exchange of Mid-Tier Holding Company common stock for Bank Common stock.

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Board of Directors
Wayne Savings Bankshares, Inc.
Wayne Savings Bankshares, M.H.C.
Wayne Savings Community Bank
December 11, 2001
Page 2


         4. So long as the conversion of the Mutual Holding Company to a federally chartered interim stock savings association constitutes a transaction described in Internal Revenue Code section 368(a)(1)(F), neither the Mutual Holding Company nor the federally chartered interim stock savings association will recognize gain or loss by reason of the conversion.

         5. So long as the merger of the Mutual Holding Company and the Bank constitutes a transaction described in Internal Revenue Code section 368(a)(1)(A), neither the Mutual Holding Company nor the Bank will recognize gain or loss by reason of the merger.

         6. So long as the merger of the Mutual Holding Company and the Bank constitutes a transaction described in Internal Revenue Code section 368(a)(1)(A), the persons who have an interest in the Mutual Holding Company will recognize no gain or loss upon the receipt of an interest in the Liquidation Account in the Bank in exchange for their voting and liquidation rights in the Mutual Holding Company.

         7. So long as the merger of the Bank and Interim Corporation constitutes a transaction described in Internal Revenue Code sections 368(a)(1)(A) and (a)(2)(E), neither the Bank nor Interim Corporation will recognize gain or loss by reason of the merger.

         8. So long as the merger of the Bank and Interim Corporation constitutes a transaction described in Internal Revenue Code sections 368(a)(1)(A) and (a)(2)(E), the Bank shareholders will not recognize any gain or loss upon their exchange of Bank common stock solely for shares of the Holding Company common stock.

         9. No gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon distribution to them of subscription rights to purchase shares of Holding Company common stock, provided that the amount to be paid for the Holding Company common stock is equal to the fair market value of the Holding Company common stock.

         10. No gain or loss will be recognized by Holding Company on the receipt of money in exchange for Holding Company common stock sold in the Offering.

Very truly yours,


/s/ GRANT THORNTON LLP
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    GRANT THORNTON LLP




/dac